Exhibit 10.27

EXHIBITS
Exhibit A

PROMISSORY NOTE

US $100,000	March 29, 2012 (the Effective Date)

FOR VALUE RECEIVED, the undersigned, MS Health, Inc., an Illinois corporation ("Maker"), hereby promises to pay to the order ofMS Health Software Corporation, a New Jersey corporation ("Payee"), the principal sum of one hundred thousand dollars ($100,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein.  This Promissory Note (this "Note" or "Promissory Note") has an effective date as set forth above (the "Effective Date").  This Note is an Exhibit to the Asset Purchase Agreement by and between various parties, including Maker and Payee, dated as of the date hereof, the terms of which are incorporated herein.

1.         Interest on the unpaid balance of this Note shall bear interest at the rate of six percent (6%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. All past-due principal and interest (which failure to pay such amounts after a fifteen (15) day cure period, shall be defined herein as an "Event of Default") shall bear interest at the rate of ten percent (1 0%) per annum until paid in full (the "Default Interest Rate"). Upon an Event of Default, Payee may declare the entire amount of this Note immediately due and payable.  Interest will be computed on the basis of a 360-day year.

2.         The principal amount of this Note plus any accrued and unpaid interest shall be due and payable on the date that is five (5) years after the Effective Date (the "Maturity Date").

3.         This Note shall be payable in monthly installments of principal and interest amortized over a period of ten (10) years, with the first such Monthly Payment in the amount of $1,110.21 due on the first day of the month that is two (2) years after the Effective Date and continuing on the first day of each month thereafter.  This Promissory Note is a full standby Note for the lesser of two (2) years or the payment of all amounts due under the SBA loan of the Maker. Provided however that if the total amount due under the Note is less than any Monthly Payment, the Maker shall only be obligated to pay the remaining balance of the Note. Monthly Payments shall be due and payable by Maker to Payee until such time as the Note has been repaid in full, at which time the Maker shall no longer be required to make Monthly Payments, and Maker's  obligations under this Note shall be completed in full.

THE DOCUMENTARY STAMP TAX REQUIRED TO BE PAID ON THE INDEBTEDNESS EVIDENCED HEREBY HAS BEEN PAID, AFFIXED HERETO, AND CANCELLED.

4.         This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

5.         If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.  All payments shall be made to Payee at P.O. Box 8156, Madeira Beach, Florida 33708 or to such other address as Payee or a subsequent Holder notifies Maker in writing.

6.         This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee's respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

7.         No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

8.         The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

9.         Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate (as hereinafter defined).

10.       The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

a.         If Maker fails to pay when due any payment of principal on this Note and such failure continues for five (5) days after written notice.

b.         If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

c.         If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not stayed or dismissed within 150 days.

11.       Upon an Event of Default, as defined above, Payee, in Payee's sole discretion and without further notice or demand, may raise the rate of interest accruing on the outstanding Principal by three percentage points (3%) above the rate of interest otherwise applicable, independent of whether Payee elects to accelerate the unpaid principal balance as a result of such default.  Such default interest rate shall continue, in Payee's sole discretion, until all defaults are cured.

12.       Borrower shall pay a late charge (the "Late Charge") of 5% of the amount then due if any payment in whole or in part due under this Note is not received by Payee or any subsequent Holder within fifteen (15) days after its due date.  The Late Charge shall be payable to Payee on demand, or if demand is not made, then on the due date of the next payment under this Note.

13.       In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.  If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note.  The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

14.       Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note, if any, jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder.  The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.  In the event of action or proceeding regarding this Promissory Note, the prevailing party shall receive from the other party, its costs and expenses, including reasonable attorney's fees.

15.       A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes.

16.       This Note shall be construed and enforced under and in accordance with the laws of the State of Florida, without regard to choice-of-law rules of any jurisdiction.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.